EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form SB-2 of our report dated August 28, 2007, relating to the consolidated financial statements of GelTech Solutions, Inc., and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Sweeney, Gates & Co.

Sweeney, Gates & Co.

Fort Lauderdale, Florida

December 20, 2007